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                                                                 Exhibit (h)(53)

                                FORM OF AGREEMENT

      Agreement, dated July 6, 2009, between Janus Capital Management LLC, a Delaware limited liability company ("JCM"), and Janus Investment Fund, a Massachusetts Business Trust (the "Trust").

      Pursuant to the Investment Advisory Agreement between JCM and the Trust, with respect to Janus Long/Short Fund, that provides that JCM may perform certain administrative and clerical functions and shall be reimbursed for the costs thereof or receive such compensation therefor as may be agreed upon from time to time, JCM and the Trust agree as follows:

      1. JCM shall perform all necessary and appropriate internal accounting, recordkeeping, and blue sky monitoring and registration functions of the Fund, including the preparation of reports and returns incidental thereto.

      2. The Fund shall reimburse to JCM on a monthly basis the reasonable costs incurred by JCM in performing the functions described herein, including without limitation the salaries of JCM personnel performing those functions, applicable systems costs, and other ancillary costs such as costs associated with DTC confirms and the costs of the pricing feed into such systems.

                                JANUS CAPITAL MANAGEMENT LLC

                                By:
                                    --------------------------------------------
                                    Heidi W. Hardin, Senior Vice President,
                                    General Counsel and Secretary

                                JANUS INVESTMENT FUND

                                By:
                                    --------------------------------------------
                                    Stephanie Grauerholz-Lofton, Vice President,
                                    Chief Legal Counsel and Secretary